Exhibit 4.3
THE SECURITIES REPRESENTED BY THIS CONVERTIBLE PROMISSORY NOTE
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE
TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A
REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH
ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN
EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS
INSTRUMENT IS ISSUED PURSUANT TO THAT CERTAIN AMENDED AND
RESTATED CREDIT AGREEMENT, DATED AS OF JULY 3, 2008, AS PREVIOUSLY
AMENDED, AND AS AMENDED CONTEMPORANEOUSLY HEREWITH PURSUANT
TO THE TERMS OF THAT CERTAIN SIXTH AMENDMENT THERETO. THE
SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR
OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF
THIS INSTRUMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE
WITH THE TERMS OF THIS INSTRUMENT WILL BE VOID.
CONVERTIBLE PROMISSORY NOTE (FOREIGN BORROWER)

$24,000,000	Dated October 23, 2009
(or Alternative Currency Equivalent)
     For value received, ION International S.à r.l., a Luxembourg private company (société à responsabilité limitée) having its registered office at 65, Boulevard Grande — Duchesse Charlotte, L-1331 Luxembourg, with a share capital of EUR12,500, and registered with the Luxembourg Register of Commerce and Companies under the number B-135.679 (the “Foreign Borrower,” or the “Issuer”), promises to pay to the order of Bank of China, New York Branch (the “Lender” and together with any of its designees, assigns and transferees, the “Holder”), the aggregate unpaid principal amount of the Foreign Revolving Loans made by the Lender to Foreign Borrower pursuant to the Credit Agreement referred to below on the dates and in the amounts specified in such Credit Agreement, provided that to the extent that the Holder has exercised its conversion rights with respect to the outstanding principal amount of any Foreign Revolving Loan as set forth in Section 6 below, such principal amount of each such Foreign Revolving Loan so converted shall be extinguished, forgiven and deemed paid in full and the Revolving Loan Commitment of the Holder shall be reduced automatically by an amount equal to the amount of such outstanding principal amount converted. All capitalized terms used herein without definition have the meanings set forth in the Credit Agreement.
1.	Interest. The Foreign Borrower promises to pay interest on the unpaid principal amount of each Foreign Revolving Loan at such rates and on such dates as are specified in the Credit Agreement. Both principal (subject to any exercise of the conversion rights set forth herein) and interest are payable in same day funds at the office of the Administrative Agent set forth in the Credit Agreement, except as otherwise specifically set forth in Section 7(b) hereof.

2.	Credit Agreement. This Convertible Promissory Note (this “Convertible Note”) is one of the notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of July 3, 2008 (as amended, restated, modified, supplemented and in effect from time to time, the “Credit Agreement”), among the Borrowers, the

Guarantors, the Lenders and the Administrative Agent. The Credit Agreement and the other Loan Documents, among other things, provide (a) for the making of Foreign Revolving Loans by the Lenders to the Foreign Borrower from time to time, (b) for the acceleration of the maturity hereof upon the happening of certain stated events, for prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, (c) for restrictions on the payment or collection of interest in excess of the Maximum Rate and (d) for the conversion of this Convertible Note.
3.	Guarantee. The payment of the principal of and interest on this Convertible Note has been unconditionally guaranteed by the Foreign Guarantors pursuant to the provisions of the Credit Agreement. The Foreign Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default, acceleration or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

4.	Compliance with Securities Laws; Transfer. This Convertible Note has been issued subject to certain investment representations made by the Lender. This Convertible Note and the exercise of the Holder’s right of conversion hereunder shall be freely assignable and transferable by Holder, subject to (i) the terms and conditions of the Credit Agreement, taking into account all applicable consents and waivers received by Holder (for the avoidance of doubt, this Convertible Note may only be transferred to the same Person to whom the Domestic Borrower Convertible Note is simultaneously transferred or exchanged), and (ii) compliance with the Securities Act and other applicable state and foreign securities laws. In the event of any proposed transfer of this Convertible Note, the Issuer may require, prior to issuance of a new Convertible Note in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Securities Act and other applicable state and foreign securities laws. Prior to due presentment for transfer of this Convertible Note, the Issuer and any agent of the Issuer may treat the person in whose name this Convertible Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.

5.	Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. In the event of any conflict or discrepancy between any terms that are defined in this Convertible Note and the definition of such terms in the Credit Agreement, the defined terms contained in this Convertible Note shall govern and prevail.
(a)	“Adjusted Conversion Price” means a conversion price equal to the lesser of (i) seventy-five percent (75%) of the lowest trading price per Share over a ten (10) consecutive Trading Day period, beginning on and inclusive of the first (1st) Trading Day following the public announcement of the failure to complete the Transactions (or abandonment thereof) or (ii) the Conversion Price immediately prior to such adjustment, as may be required to be adjusted if the adjustments set forth in Section 8 would apply to adjust the Conversion Price.

(b)	“affiliate” has the meaning ascribed to it in the Warrant Issuance Agreement.

(c)	“Aggregate Warrant Exercise Amount” means the aggregate amount of all Warrant Exercise Amounts.

(d)	“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Domestic Borrower and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Domestic Borrower and the Warrantholder; otherwise, the average of all three determinations shall be binding upon the Domestic Borrower and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Domestic Borrower.

(e)	“Board of Directors” means the board of directors of the Domestic Borrower, including any duly authorized committee thereof.

(f)	“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Domestic Borrower’s stockholders.

(g)	“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Texas generally are authorized or required by law or other governmental actions to close.

(h)	“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

(i)	“CFIUS” means the Committee on Foreign Investment in the United States.

(j)	“CFIUS Approval” means any of the following: (i) CFIUS shall have provided notice to the Domestic Borrower and the Original Warrantholder to the effect that a review or investigation of the Transactions has been concluded, and that a determination has been made that there are no unresolved U.S. national security concerns; (ii) CFIUS shall have provided notice to the Domestic Borrower and the Original Warrantholder to the effect that a review or investigation of the Transactions has been concluded, and that a determination has been made that mitigation efforts are necessary to resolve the U.S. national security concerns of CFIUS and the Domestic Borrower and the Original Warrantholder shall have agreed on such mitigation efforts and entered into such agreements that permit CFIUS to confirm that there are no unresolved U.S. national security concerns or (iii) the period of time for any applicable review process by CFIUS and any subsequent Presidential decision whether to take action under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Transactions under Exon-Florio on the basis that they threaten to impair the national security of the United States or otherwise.

(k)	“CFIUS Regulations” means the regulations set forth in Title 31, part 800 of the Code of Federal Regulations that implement Exon-Florio.

(l)	“Change of Control” means the (i) acquisition, directly or indirectly, by a third party or group consisting of third parties of Beneficial Ownership in excess of 50% of the outstanding Shares or voting power of outstanding voting securities entitled to vote in the election of directors of the Board of Directors or (ii) consummation of a merger, consolidation, amalgamation or similar business combination between the Domestic Borrower and any third party. “Beneficial Ownership” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, including the provision that any member of a “group” shall be deemed to have Beneficial Ownership of all securities Beneficially Owned by other members of the group, and except that the exclusion in Rule 13d-3(d)(1)(i) for rights to acquire securities that are not exercisable “within 60 days” shall not apply.

(m)	“Common Stock” means the Domestic Borrower’s common stock, par value US$0.01 per share.

(n)	“Conversion Price” means an amount initially equal to $2.80, subject to adjustments pursuant to Section 6(c) and Section 8.

(o)	“Convertible Note” is defined in Section 2.

(p)	“Credit Agreement” is defined in Section 2.

(q)	“Domestic Borrower Convertible Note” means that certain Convertible Promissory Note issued by the Domestic Borrower to the Lender, and any note issued in substitution, replacement or exchange for such Domestic Convertible Promissory Note in accordance with the provisions of the Credit Agreement and this Convertible Note.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(s)	“Exercise Approvals” means the collective reference to the Stockholder Approvals and the Regulatory Approvals.

(t)	“Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950, as amended.

(u)	“Expiration Time” is defined in Section 7(a).

(v)	“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Holder objects in writing to the Board of Directors’ calculation of fair market value within ten (10) days of receipt of written notice thereof and the Holder and the Domestic Borrower are unable to agree on fair market value during the 10-day period following the delivery of the Holder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the thirtieth (30th) day after delivery of the Holder’s objection.

(w)	“Governmental Entities” is defined in Section 11(b)(4).

(x)	“Holder” is defined in the introductory paragraph hereof.

(y)	“Issue Date” means October 23, 2009.

(z)	“Issuer” is defined in the introductory paragraph hereof.

(aa)	“Knowledge” is defined in Section 11(b)(5).

(bb)	“Lender” is defined in the introductory paragraph hereof.

(cc)	“Market Price” means, with respect to a particular security, on any given day, (a) if the security is listed on a national securities exchange, the last sale price, regular way, of such security on such date or, in case no such sale takes place on such day, the average of the last closing bid and ask prices, regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading; or (b) if not listed or admitted to trading on any national securities exchange, or if the security is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security, the last trading price of the security on such date; or (c) if there shall have been no trading on such date or if the security is not so designated, the average of the reported closing bid and asked price of the security, on such date as shown by NASDAQ and reported by any member firm of the NYSE selected by the Domestic Borrower; or (d) if none of the above is applicable, a market price per share determined in good faith by the Board of Directors, which shall be deemed to be “Market Price” unless the Holder requests that the Domestic Borrower obtain an opinion of a nationally recognized investment banking firm chosen by the Domestic Borrower (who shall bear the expense) and reasonably acceptable to such requesting Holder, in which event the Market Price shall be as determined by such investment banking firm.

(dd)	“Notice of Conversion” is defined in Section 7(b).

(ee)	“NYSE” means the New York Stock Exchange.

(ff)	“Original Warrantholder” means BGP Inc., China National Petroleum Corporation.

(gg)	“Original Warrantholder Group” means the Original Warrantholder and its affiliates.

(hh)	“Outside Date” means March 31, 2010.

(ii)	“Per Share Fair Market Value” is defined in Section 8(c).

(jj)	“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(kk)	“Previously Disclosed” is defined in Section 11(b)(5).

(ll)	“Pro Rata Repurchase” means any purchase of Shares by the Domestic Borrower or any affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, Shares, other securities of the Domestic Borrower, evidences of indebtedness of the Domestic Borrower or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Convertible Note is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Domestic Borrower under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

(mm)	“Registration Rights Agreement” has the meaning ascribed to it in the Warrant Issuance Agreement.

(nn)	“Regulatory Approvals” with respect to the Holder, means, to the extent applicable and required to permit the Holder to convert this Convertible Note into Shares and to own such Common Stock without the Holder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under any applicable law, rule or regulation, including, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(oo)	“SEC Reports” is defined in Section 11(b)(5).

(pp)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(qq)	“Shares” means shares of Common Stock and any Capital Stock (or other property) for or into which Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Domestic Borrower or pursuant to a Change of Control to which the Domestic Borrower is a party.

(rr)	“Stated Value” means, as of any date, the lesser of (i) the aggregate outstanding amount of Revolving Credit Exposure of the Lender on such date and (ii) US$40,000,000 minus the Aggregate Warrant Exercise Amount on such date.

(ss)	“Stockholder Approvals” means only those stockholder approvals necessary to (A) approve the conversion of this Convertible Note into Shares for purposes of Section 312.03 of the NYSE Listed Company Manual, and/or (B) amend the certificate of incorporation to increase the number of authorized Shares to the extent necessary to permit the conversion of this Convertible Note into Shares.

(tt)	“Trading Day” means (A) if the Shares are not traded on any national or regional securities exchange or association or over-the-counter market, a Business Day or (B) if the Shares are traded on any national or regional securities exchange or association or over-the-counter market, a Business Day on which such relevant exchange or quotation system is scheduled to be open for business and on which the Shares (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Shares.

(uu)	“Transaction Term Sheet” means that certain Term Sheet, dated as of October 23, 2009, between the Domestic Borrower and the Original Warrantholder.

(vv)	“Transactions” has the meaning ascribed to that term in the Transaction Term Sheet.

(ww)	“Triggering Event” is defined in Section 6(c).

(xx)	“Warrant” means the warrant issued pursuant to the Warrant Issuance Agreement.

(yy)	“Warrant Exercise Amount” means, with respect to each exercise of the Warrant, the product of the Exercise Price (as defined in the Warrant) applicable to such exercise multiplied by the number of Shares purchased (or, if the Warrant is exercised pursuant to Section 3(B)(ii) thereof, the number of Shares actually issued plus the number of Shares withheld as payment of the Exercise Price for such purchased Shares) by the Warrantholder upon such exercise.

(zz)	“Warrant Issuance Agreement” means that certain Warrant Issuance Agreement, dated as of October 23, 2009, as amended from time to time, between the Domestic Borrower and the Original Warrantholder, including all exhibits and annexes thereto.

(aaa)	“Warrantholder” means Original Warrantholder or its permitted assigns and transferees.
6.	Conversion.
(a)	Subject to the terms and upon compliance with the conditions hereinafter set forth in this Convertible Note, this Convertible Note shall be convertible into Shares of the Domestic Borrower as follows:
(1)	Subject to the terms and conditions set forth in Section 7, Holder shall be entitled to convert all or any portion of the amount of then-outstanding Revolving Credit Exposure under this Convertible Note up to (but not exceeding) the amount of the Stated Amount at that time into, and acquire from the Foreign Borrower, after the receipt of all applicable Exercise Approvals, if any, that number of fully paid and nonassessable Shares determined by dividing (i) the amount of such Revolving Credit Exposure to be converted by (ii) a per Share conversion price equal to the Conversion Price; provided that after giving effect to any such conversion, the remaining Revolving Credit Exposure of the Domestic Borrower shall not exceed seventy-five percent (75%) of the aggregate Revolving Loan Commitments and the remaining Revolving Credit Exposure of the Foreign Borrower shall not exceed sixty percent (60%) of the aggregate Revolving Loan Commitments.

(2)	The number of Shares issuable under this Convertible Note, the Conversion Price and the Stated Value are subject to adjustments as provided herein, and all references to “Common Stock,” “Shares,” “Conversion Price” and “Stated Value” herein shall be deemed to include any such adjustment or series of adjustments.

(3)	As used herein, references to the Holder’s right to convert this Convertible Note into Shares shall be deemed to refer to the Holder’s right to acquire from the Foreign Borrower, Shares that have been previously duly transferred to the Foreign Borrower by the Domestic Borrower, in exchange for all or such portion of the Holder’s then-outstanding Revolving Credit Exposure under this Convertible Note, up to (but not exceeding) the amount of the Stated Amount at such time.
(b)	Notwithstanding any provision to the contrary herein, any conversion of this Convertible Note into a number of Shares that, when combined with the number of Shares previously issued (i) upon exercise of the Warrant, (ii) pursuant to any conversion of the Domestic Borrower Convertible Note or (iii) otherwise in connection with the Transactions, would result in an aggregate number of Shares issued that would require any Stockholder Approval shall be conditioned upon and subject to such applicable Stockholder Approval. The Foreign Borrower shall cause the Domestic Borrower to use its reasonable best efforts to obtain any such Stockholder Approvals.

(c)	Solely in the case that all aspects of the Transactions cannot be completed by the Outside Date due to, in the reasonable judgment of the Original Warrantholder, the occurrence of a statement, order or other indication from the relevant United States regulatory agencies or other bodies with jurisdiction to review and approve the Transactions (including, but not limited to, CFIUS) that all aspects of the Transactions as described in the Transaction Term Sheet and the definitive documents to be generated pursuant thereto would not be approved, would be opposed, objected to or sanctioned or that the terms of the Transactions, or the Original Warrantholder Group’s business and operations, would be required to be altered in order to obtain approval (or upon the earlier abandonment by the Original Warrantholder of the Transactions due to such statement, order or indication) (each, a “Triggering Event”), the Conversion Price shall be adjusted to equal the Adjusted Conversion Price. For the avoidance of doubt, any adjustment to the Conversion Price required by this Section 6(c) shall not be exclusive of other adjustments contemplated or required by Section 8.
7.	Conversion Mechanics; Terms of Conversion.
(a)	Voluntary Conversion. To the extent permitted by applicable laws and regulations and after the receipt of applicable Exercise Approvals, if any, the right of Holder to require a conversion of this Convertible Note and to acquire Shares as a result of such conversion may be exercised, in whole or in part, by the Holder at any time or from time to time commencing from the Issue Date up to 5:00 p.m., New York City time on the earlier of (i) December 31, 2010 or (ii) such time that the Stated Value is equal to zero and no Share is issuable pursuant to this Convertible Note (the “Expiration Time”); provided that the Holder shall only exercise its right to convert this Convertible Note and acquire Shares (i) in a manner consistent with CFIUS Approval; (ii) in a manner that would constitute a non-control transaction or passive investment under CFIUS Regulations; (iii) as part of a transaction that will involve a transfer of such shares to a “U.S. person” as defined in the CFIUS Regulations or (iv) in any combination of the means set forth in items (i) to (iii) of this proviso; and provided further that the previous proviso shall have no bearing whatsoever on the ability of the Holder to transfer this Convertible Note, in whole or in part, as may otherwise be permitted by the terms of this Convertible Note and the Credit Agreement.

(b)	Conversion Procedures.
(1)	Any conversion of this Convertible Note shall be effected by the surrender of this Convertible Note, together with the Domestic Borrower

Convertible Note, by the Holder and the delivery of a notice of conversion substantially in the form attached as Exhibit A to the Domestic Borrower Convertible Note (the “Notice of Conversion”), duly completed and executed on behalf of the Holder, at the principal executive offices of the Domestic Borrower located at 2105 CityWest Blvd., Suite 400, Houston, Texas, 77041-2839, the United States of America (or such other office or agency of the Domestic Borrower in the United States as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Domestic Borrower).

(2)	Within ten (10) days after its receipt of the Notice of Conversion, the Foreign Borrower shall deliver to or upon the written order of the Holder, a certificate or certificates for the number of Shares issuable upon such conversion. The Issuer shall use best efforts to deliver any certificate or certificates required to be delivered by the Issuer electronically through the Depositary Trust Company or another established clearing corporation performing similar functions. Within three (3) Business Days after any conversion, the Foreign Borrower shall pay the Holder all interest and fees on the amount of Foreign Credit Exposure converted that accrued prior to the date of conversion.
(c)	Automatic Conversion. Subject to Section 7(a), contemporaneously with the closing of the Transactions, all then outstanding Revolving Credit Exposure under this Convertible Note will be automatically converted into Shares in accordance with the terms hereof (except to the extent of an exercise of a Warrant Exercise Amount into Shares contemporaneously with the closing of the Transactions).

(d)	Effect of Conversion.
(1)	Upon any conversion of this Convertible Note, the rights of the Holder with respect to the unpaid principal amount hereunder converted into Shares shall cease and the Holder shall be deemed to have become the owner of the Shares into which such Foreign Revolving Credit Exposure shall have been converted and such converted principal amount shall be extinguished and deemed to have been forgiven or repaid and shall no longer be outstanding and no future interest shall accrue on any such amount.

(2)	Upon any conversion of this Convertible Note, the Revolving Loan Commitment of the Holder shall be permanently reduced by an amount equal to the principal amount of Revolving Loan Commitments so converted.

(3)	If this Convertible Note is partially converted into Shares in accordance with the terms hereof, the maximum stated principal amount of this Convertible Note shall be reduced to an amount equal to sixty percent (60%) of the remaining Revolving Loan Commitment of the Holder.
(e)	If the Holder exercises its right to partially convert this Convertible Note, the Holder will be entitled to receive from the Foreign Borrower within a reasonable time, and in any event not exceeding three (3) Business Days, a new Convertible Note in identical form but with a principal amount reduced as provided in Section 7(d)(3).

(f)	Without in any way limiting the effect of Section 7(a), by its acceptance of this Convertible Note, the Holder hereby acknowledges and agrees that if a Triggering Event occurs, the Holder’s right to convert all of the then-outstanding Revolving Credit Exposure under this Convertible Note for Shares may be subject to prior Stockholder Approval.
8.	Adjustments and Other Rights. In addition to adjustments provided for in Section 6(c) and in the definition of Stated Value, the Conversion Price and the number of Shares issuable upon conversion of this Convertible Note shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under (i) any provision of Section 6 and any subsection of this Section 8, or (ii) more than one subsection of this Section 8, so as to result in any duplication:
(a)	Stock Splits, Subdivisions, Reclassifications or Combinations. If the Domestic Borrower shall (i) declare and pay a dividend or make a distribution on the Common Stock in Shares, (ii) subdivide or reclassify the outstanding Shares into a greater number of Shares, or (iii) combine or reclassify the outstanding Shares into a smaller number of Shares, the number of Shares issuable upon conversion of this Convertible Note at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to acquire upon conversion the number of Shares which such Holder would have owned or been entitled to receive in respect of the Shares subject to this Convertible Note after such date had this Convertible Note been converted immediately prior to such date. In such event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the Stated Value by (y) the new number of Shares issuable upon conversion of this Convertible Note determined pursuant to the immediately preceding sentence.

(b)	Certain Issuances of Shares or Convertible Securities. If the Domestic Borrower shall issue Shares (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for Shares) (collectively, “convertible securities”) (other than in connection with (w) the Permitted Transactions (as defined below), (x) a transaction to which subsection (a) of this Section 8 is applicable, (y) the Domestic Borrower’s Series D Cumulative Convertible Preferred Stock and (z) this Convertible Note, the Domestic Borrower Convertible Note and the Warrant) without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

(1)	the number of Shares issuable upon the exercise of this Convertible Note immediately prior to the date of the agreement on pricing of such Shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (i) the numerator of which shall be the sum of (x) the number of Shares of the Domestic Borrower outstanding on such date and (y) the number of additional Shares issued (or into which convertible securities may be exercised or convert) and (ii) the denominator of which shall be the sum of (I) the number of Shares outstanding on such date and (II) the number of Shares which the aggregate consideration receivable by the Domestic Borrower for the total number of Shares so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and

(2)	the Conversion Price payable upon conversion of this Convertible Note shall be adjusted by multiplying such Conversion Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of Shares issuable upon conversion of this Convertible Note prior to such date and the denominator of which shall be the number of Shares issuable upon conversion of this Convertible Note immediately after the adjustment described in clause (1) above.

For purposes of the foregoing, the aggregate consideration receivable by the Domestic Borrower in connection with the issuance of such Shares or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Shares; and the “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets or (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors. Any adjustment made pursuant to this Section 8(b) shall become effective immediately upon the date of such issuance.
(c)	Other Distributions. In case the Domestic Borrower shall fix a record date for the making of a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends on the Common Stock and other dividends or distributions referred to in Section 8(a)) to holders of Shares, in each such case, the Conversion Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Conversion Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Shares on the last Trading Day preceding the first date on which the Shares trade regularly on NYSE, or any other national securities exchange or automated quotation system on which the Shares are then listed or admitted to trading, without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Share (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon conversion of this Convertible Note shall be increased to the number obtained by dividing the Stated Value by the new Conversion Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Conversion Price and the number of Shares issuable upon conversion of this Convertible Note then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such Shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Conversion Price that would then be in effect and the number of Shares that would then be issuable upon conversion of this Convertible Note if such record date had not been fixed.

(d)	Certain Repurchases of Shares. In case the Domestic Borrower effects a Pro Rata Repurchase of Shares, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Domestic Borrower or any of its affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Shares outstanding immediately prior to such Pro Rata Repurchase, minus the number of Shares so repurchased and (ii) the Market Price per Share on the Trading Day immediately preceding the first public announcement by the Domestic Borrower or any of its affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of Shares issuable upon the conversion of this Convertible Note shall be adjusted to the number obtained by dividing the Stated Value by the new Conversion Price determined in accordance with the immediately preceding sentence.

(e)	Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 8(a) above), the Holder’s right to receive Shares upon conversion of this Convertible Note shall be converted into the right to receive, upon conversion of this Convertible Note, the number of shares of stock or other securities or property (including cash), which a holder of the Shares issuable (at the time of such Business Combination or reclassification) upon conversion of this Convertible Note immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to convert this Convertible Note in exchange for any shares of stock or other securities or property pursuant to this Section 8(e). In determining the kind and amount of stock, securities or the property receivable upon conversion of this Convertible Note following the consummation of such Business Combination, if the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon conversion of this Convertible Note with respect to the number of shares of stock or other securities or property which the Holder will receive upon conversion of this Convertible Note.

(f)	Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 8 to the contrary notwithstanding, no adjustment in the Conversion Price or the number of Shares into which this Convertible Note is convertible shall be made if the amount of such adjustment would be less than one cent ($0.01) or one-tenth (1/10th) of a Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or 1/10th of a Share, or more.

(g)	Timing of Issuance of Additional Shares Upon Certain Adjustments. In any case in which the provisions of this Section 8 shall require that an adjustment shall become effective immediately after a record date for an event, the Foreign Borrower may defer until the occurrence of such event (i) issuing to the Holder of this Convertible Note with respect to the portion so converted after such record date and before the occurrence of such event, the additional Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Shares issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional Share unless prohibited by the Credit Agreement; provided that the Foreign Borrower upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional Shares, and such cash, upon the occurrence of the event requiring such adjustment.

(h)	Other Events. If any event occurs as to which the provisions of this Section 8 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly and adequately protect the conversion rights of this Convertible Note in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid.

(i)	Statement Regarding Adjustments. Whenever the Conversion Price, the number of Shares into which this Convertible Note is convertible or the Stated Value shall be adjusted as provided in this Section 8, the Foreign Borrower shall forthwith file at the principal office of the Domestic Borrower a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect and the number of Shares into which this Convertible Note shall be convertible after such adjustment, and the Foreign Borrower shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at the address appearing in the Domestic Borrower’s records.

(j)	Notice of Adjustment Event. In the event that the Domestic Borrower shall propose to take any action of the type described in this Section 8 (but only if the action of the type described in this Section 8 would result in an adjustment in the Conversion Price or the number of Shares into which this Convertible Note is convertible or a change in the type of securities or property to be delivered upon conversion of this Convertible Note), the Foreign Borrower shall give notice to the Holder, in the manner set forth in this Section 8(j), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of this Convertible Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(k)	Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Foreign Borrower shall cause the Domestic Borrower to agree to take any action which may be necessary, including obtaining regulatory, NYSE (or any other national securities exchange or automated quotation system stock exchange) or Stockholder Approvals or exemptions, in order that the Domestic Borrower may thereafter validly and legally issue as fully paid and nonassessable all Shares that the Holder is entitled to receive upon conversion of this Convertible Note pursuant to this Section 8.

(l)	Adjustment Rules. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Conversion Price made hereunder would reduce the Conversion Price to an amount below the par value of the Shares, then such adjustment in Conversion

Price made hereunder shall reduce the Conversion Price to the par value of the Shares; provided that the par value of the Shares shall not increase while this Convertible Note is outstanding.
9.	Taxes on Conversion. If a Holder converts this Convertible Note, the Issuer shall pay any taxes or duties relating to the issue or delivery of Shares upon conversion of this Convertible Note. However, the Holder shall pay any such incremental tax which is due because the Holder requests the Shares to be issued in a name other than the Holder’s name. The Issuer (or the Domestic Borrower’s transfer agent) may refuse to deliver the certificates representing the Shares being issued in a name other than the Holder’s name until the Issuer (or the Domestic Borrower’s transfer agent) receives a sum sufficient to pay any tax which will be due because the Shares are to be delivered in a name other than the Holder’s name. Subject to the terms of and conditions of the Credit Agreement, nothing herein shall preclude any tax withholding required by law or regulations in connection with the conversion of this Convertible Note.

10.	Lost or Mutilated Note. If this Convertible Note shall be mutilated, lost, stolen or destroyed, the Issuer shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Convertible Note, or in lieu of or in substitution for a lost, stolen or destroyed Convertible Note, a new Convertible Note for the principal amount of this Convertible Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Note, and of the ownership hereof, reasonably satisfactory to the Issuer.

11.	Representations and Warranties; Reservation of Shares, Shares to be Fully Paid; Listing of Shares; Registration.
(a)	The Issuer affirms to Holder and the Original Warrantholder the Domestic Borrower’s representations and warranties contained in Sections 2.2(a), (b), (e), (f), (g), (h), (i), (j) and (k) of the Warrant Issuance Agreement.

(b)	The Issuer further represents and warrants to Holder and the Original Warrantholder that as of the date hereof:
(1)	this Convertible Note has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Issuer in accordance with its terms, and the Shares issuable pursuant to this Convertible Note have been duly authorized and when issued upon the conversion of this Convertible Note in accordance with the terms of this Convertible Note will be validly issued, fully paid and non-assessable.

(2)	the Issuer has the corporate power and authority to execute and deliver this Convertible Note and to carry out its obligations hereunder. The execution, delivery and performance by Issuer of this Convertible Note to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Issuer, and no further approval or authorization is required on the part of the

Issuer in connection herewith. This Convertible Note is or will be a valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(3)	the execution, delivery and performance by the Issuer of this Convertible Note and the consummation of the transactions contemplated hereby and thereby and compliance by the Issuer with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Issuer or any Subsidiary under any of the terms, conditions or provisions of (A) its certificate of incorporation and by-laws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Issuer or any Subsidiary is a party or by which it or any Subsidiary may be bound, or to which the Issuer or any Subsidiary or any of the properties or assets of the Issuer or any Subsidiary may be subject, or (ii) violate any law, statute, rule or regulation or any judgment, ruling, order, writ, injunction, business license, decree or other regulatory restriction applicable to the Issuer or any Subsidiary or any of their respective properties or assets.

(4)	Except as contemplated in the Transaction Term Sheet, the Warrant or expressly herein, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any United States of America, People’s Republic of China or other national, state, provincial, local and other governmental or regulatory authorities (collectively, “Governmental Entities”), is required to be made or obtained by the Issuer in connection with the consummation by the Issuer of the conversion of this Convertible Note.

(5)	Except as Previously Disclosed, to the best of the Issuer’s Knowledge, (i) there is no current or threatened investigation or proceeding (other than those arising from the transactions contemplated by the Transaction Term Sheet against the Domestic Borrower by any Governmental Entities; (ii) there is no current or threatened shareholder lawsuit against the Domestic Borrower alleging a violation of fiduciary duties or applicable securities laws (other than those in existence at the time of the execution of the Transaction Term Sheet and disclosed to Holder); (iii) the Domestic Borrower, as a publicly listed company on the NYSE, complies in all material respects with all applicable U.S. securities laws and regulations and all NYSE rules; (iv) no representation or warranty by the Issuer for itself or on behalf of the Domestic Borrower or any of its Subsidiaries in this Section 11 or in the Credit Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement in any such representation or warranty not misleading; (v) the Domestic Borrower has reserved for issuance, free of preemptive or similar rights, a sufficient number of shares of authorized and unissued Shares to effectuate the conversion of this Conversion Note at the initial Conversion Price of such Convertible Note; (vi) except as set forth or incorporated in the SEC Reports, each of the Issuer and its Subsidiaries has complied in all material respects with each applicable law, rule or regulation to which the Issuer or any such Subsidiary or its respective business, operations, assets or properties is or has been subject and no event has occurred and no circumstance exists that constitutes a violation of, conflict with or failure on the part of the Issuer or any of its Subsidiaries to comply with, any law, rule or regulation; and (vii) No Default or Event of Default (as defined the Credit Agreement) exists. “Knowledge” means the actual knowledge, after due inquiry, of the executive management and the Board of Directors, as of the date hereof. “Previously Disclosed” means information set forth or incorporated in the Domestic Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or its other reports and forms filed with the United States Securities and Exchange Commission (such reports and forms, the “SEC Reports”) under Sections 13(a) or 15(d) of the Exchange Act on or after December 31, 2008 but prior to the date hereof. The chief financial officer of the Domestic Borrower shall have duly executed and delivered a certificate, dated as of the date hereof, certifying the representation and warranties of the Domestic Borrower in Section 11(b)(5) of the Domestic Borrower Convertible Note and substantially in the form attached as Exhibit B thereto.
(c)	The Issuer shall maintain ownership of sufficient Shares to provide for the conversion of this Convertible Note from time to time as such Convertible Note is presented for conversion.

(d)	All Shares that may be issued upon conversion of this Convertible Note shall upon issuance be validly issued, fully paid and nonassessable shares of Common Stock of the Domestic Borrower and free from all taxes, liens, charges and encumbrances of any kind with respect to the issue thereof.

(e)	The Issuer shall, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, if permitted by the rules of such exchange or automated quotation system, cause the Domestic Borrower to list and keep listed, so long as the Shares shall be so listed on such exchange or automated quotation system, all Shares issuable upon conversion of this Convertible Note; provided, however, that, if the rules of such exchange or automated quotation system permit the Domestic Borrower to defer the listing of such Shares until the first conversion of this Convertible Note into Shares, the Issuer covenants to cause the Domestic Borrower to list such Shares issuable upon conversion of this Convertible Note in accordance with the requirements of such exchange or automated quotation system at such time.

(f)	The Shares issuable upon the conversion of this Convertible Note are entitled to the benefits of the Registration Rights Agreement.
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     This Convertible Note shall be governed by and construed under the laws of the State of New York and the applicable laws of the United States of America.

ION INTERNATIONAL S.À R.L.
By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Category A Manager

TERMS AGREED TO AND ACCEPTED:
BANK OF CHINA, NEW YORK BRANCH

By:	/s/ William Warren Smith

Name:	William Warren Smith
Title:	Chief Lending Officer